Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Banco Santander, S.A. of our report dated February 26, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in composition of reportable segments discussed in Note 51 as to which the date is April 14, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Banco Santander, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain,

June 9, 2021